As filed with the Securities and Exchange Commission on July 27, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Natural Grocers by Vitamin Cottage, Inc.

(Exact name of registrant as specified in its charter)

Delaware	45-5034161
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

12612 W. Alameda Pkwy.

Lakewood, CO  80228

(303) 986-4600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

NATURAL GROCERS BY VITAMIN COTTAGE, INC. 2012 OMNIBUS INCENTIVE PLAN

(Full title of Plan)

Kemper Isely

Natural Grocers by Vitamin Cottage, Inc.

12612 W. Alameda Pkwy.

Lakewood, CO  80228

(303) 986-4600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Holland & Hart LLP

555 17th Street, Suite 3200

Denver, Colorado 80202

(303) 295-8000

Attn: Lucy Schlauch Stark

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. (Check one):

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share, to be issued under the Natural Grocers by Vitamin Cottage, Inc. 2012 Omnibus Incentive Plan	1,090,151	(2)	$15	$16,352,265	$1,874

(1)                 Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover an indeterminate number of additional shares of common stock of the registrant as may be offered or issued or become issuable to prevent dilution as a result of any stock splits, stock dividends or similar transactions which result in an increase in the number of the registrant’s shares of outstanding common stock.

(2)                 Represents the authorized number of shares of common stock as to which equity-based compensation may be granted under the Natural Grocers by Vitamin Cottage, Inc. 2012 Omnibus Incentive Plan.

(3)                 Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(h) under the Securities Act based on the high end of the range of estimated initial public offering prices of the registrant’s common stock as set forth in the registrant’s prospectus filed with the Securities and Exchange Commission (the “Commission”) on July 20, 2012.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.              Plan Information. *

Item 2.              Registrant Information and Employee Plan Annual Information. *

*   The documents containing the information specified in Part I of this registration statement on Form S-8 will be sent or given to participants in Natural Grocers by Vitamin Cottage, Inc. 2012 Omnibus Incentive Plan as specified by Rule 428(b)(1) under the Securities Act.  Such documents will not be filed with the Commission, either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute the prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.              Incorporation of Documents by Reference

The following documents, which have been filed with the Commission by Natural Grocers by Vitamin Cottage, Inc. pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, are hereby incorporated by reference herein, and shall be deemed to be a part of, this registration statement:

(a)              the registrant’s latest prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act on July 25, in connection with the registrant’s registration statement on Form S-1 (File No. 333-182186) originally filed on June 18, 2012, as amended (the “Form S-1 Registration Statement”), which contains audited financial statements for the registrant’s most recently completed fiscal year ended September 30, 2011; and

(b)              the description of the registrant’s Common Stock contained in its registration statement on Form 8-A filed with the Commission on July 23, 2012, pursuant to the Exchange Act, which description is incorporated by reference in the Form 8-A registration statement to the registrant’s Form S-1 Registration Statement, and any amendment or report filed for the purpose of further updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such documents. The registrant is not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or furnished to the Commission in the future, that are not deemed “filed” with the Commission or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or any exhibits furnished pursuant to Item 9.01 of Form 8-K.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.              Description of Securities.

Not applicable.  (The Common Stock is registered under Section 12 of the Exchange Act.)

Item 5.              Interests of Named Experts and Counsel.

Not applicable.

Item 6.              Indemnification of Directors and Officers.

The registrant has entered into indemnification agreements with each of its current directors and executive officers that require the registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The registrant also intends to enter into indemnification agreements with its future directors and executive officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The registrant’s bylaws, as in effect on the date hereof, provide for indemnification by the registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The registrant’s certificate of incorporation, as in effect on the date hereof, provides for such limitation of liability.

The registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to the registrant with respect to payments which may be made by the registrant to such officers and directors pursuant to the above indemnification provisions or otherwise as a matter of law.

The underwriting agreement filed as Exhibit 1.1 to the Form S-1 Registration Statement provides for indemnification of directors and officers of the registrant by the underwriters against certain liabilities.

Item 7.              Exemption from Registration Claimed.

Not applicable.

Item 8.              Exhibits.

A list of exhibits filed with this registration statement is set forth in the Exhibit Index hereto and is incorporated herein by reference.

Item 9.              Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on July 27, 2012.

Natural Grocers by Vitamin Cottage, Inc.

By:	/s/ Kemper Isely
Kemper Isely,
Its Co-President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mr. Kemper Isely and Ms. Heather Isely, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Kemper Isely	(Principal Executive Officer, Co-President, Director)	July 27, 2012
Kemper Isely

/s/ Sandra Buffa	(Principal Financial and Accounting Officer)	July 27, 2012
Sandra Buffa

/s/ Zephyr Isely	Director	July 27, 2012
Zephyr Isely

/s/ Heather Isely	Director	July 27, 2012
Heather Isely

/s/ Elizabeth Isely	Director	July 27, 2012
Elizabeth Isely

/s/ Michael T. Campbell	Director	July 27, 2012
Michael T. Campbell

EXHIBIT INDEX

Exhibit No.	Exhibit Description
4.1

Natural Grocers by Vitamin Cottage, Inc. 2012 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.16 to Amendment No. 2 to the registrant’s Registration Statement on Form S-1 (File No. 333-182186) filed on July 5, 2012).

4.2	Form of Notice of Grant of Stock Unit Award.

5.1	Opinion of Holland & Hart LLP as to the legality of the securities being registered hereby.

23.1	Consent of KPMG LLP.

23.2	Consent of Holland & Hart LLP (contained in its opinion filed herewith as Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to this registration statement).